Exhibit 3.273

CERTIFICATE OF INCORPORATION

OF

PROMUS HOTEL SERVICES, INC.

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of this corporation is:

Promus Hotel Services, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $1.00 per share.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is:

Michelle Jackson

Latham & Watkins

5800 Sears Tower

Chicago, Illinois 60606

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

SEVENTH: Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Dated: May 11, 1995

/s/ Michelle Jackson
Michelle Jackson
Being the Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

PROMUS HOTEL SERVICES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is Corporation Service Company and the present registered office of the corporation is in the county of New Castle.

The Board of Directors of PROMUS HOTEL SERVICES, INC. adopted the following resolution on the 29th Day of July, 1999.

Resolved, that the registered office of PROMUS HOTEL SERVICES, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, PROMUS HOTEL SERVICES, INC. has caused this statement to be signed by J. Kendall Huber its President this 23rd day of August, 1999.

/s/ J. Kendall Huber
J. Kendall Huber
President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Promus Hotel Services, Inc.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Rd., Ste. 400, Wilmington, DE 19808, Newcastle County

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 9/6/00

/s/ Vivien S. Mitchell
Vivien S. Mitchell, Vice President